FOR IMMEDIATE RELEASE
Contact: Robert Forrester	Gina Nugent
Executive Vice President, Chief Financial Officer	VP, Corporate Communications and IR
CombinatoRx, Incorporated	CombinatoRx, Incorporated
Phone : 617-301-7100	617-301-7099
rforrester@combinatorx.com	gnugent@combinatorx.com

COMBINATORX REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER 2008

     -- Synavive™ Phase 2b Osteoarthritis Trial Results Reported; Additional Phase 2 Data Points Expected on Pipeline Programs; Organization Restructured to Conserve Cash While Continuing to Invest in Pipeline --

CAMBRIDGE, Mass. - November 5, 2008 - CombinatoRx, Incorporated (NASDAQ: CRXX) today reported financial results for the third quarter ended September 30, 2008. In addition, in an effort to focus efforts on near term value drivers and conserve capital, the company announced a strategic restructuring initiative, effective immediately, including a reduction of its Cambridge workforce by approximately 45%. As a result, the Company expects to incur a restructuring charge of between $1.6 and $2.0 million, primarily in the fourth quarter of 2008. This restructuring is expected to allow the company to operate with current cash reserves into 2011.

“The decision to reduce our workforce was a very difficult one to make,” commented Alexis Borisy, President and CEO of CombinatoRx. “We recognize the impact this restructuring will have on many of our outstanding employees who have made significant contributions to the Company. However, we must take these difficult but necessary steps now to conserve capital, allowing us to marshal the capabilities and resources for our development opportunities moving forward.”

Third Quarter 2008 and Recent Accomplishments

--Reported results from COMET-1 (CRx-102 Osteoarthritis Multi-center Evaluation Trial), the Company's Phase 2b clinical trial designed to evaluate the safety and efficacy of Synavive (CRx-102) in subjects with symptomatic knee osteoarthritis (OA).

o	In the modified intent-to-treat analysis, high-dose Synavive (2.7mg prednisolone/360mg dipyridamole) provided treatment benefits as great as 19.5mm compared to placebo and 8mm compared to prednisolone, across a range of efficacy measures, including WOMAC pain, stiffness and physical function subscales. These effects are comparable to current OA therapies, including NSAIDs and COX-2 inhibitors, based on systematic reviews of published data. In addition, an effect was observed for those subjects in the study who also experienced significant hand pain, a pre-specified analysis, thus corroborating activity observed in an earlier clinical study of Synavive in subjects with hand OA.

o	Synavive was generally well-tolerated and there were no study drug-related serious adverse events reported. The most commonly reported adverse event was headache. At 4%, the rate of drop-out from headache was evenly distributed across all active treatment arms.

--Considered a leader in the field of combination systems biology, CombinatoRx scientists published a review article on efforts to model biological systems through combination chemical genetics in the October 20, 2008 online edition of Nature Chemical Biology which is focused on chemical systems biology. The article reviews the current state of combination chemical genetics, including the systematic application of multiple chemical and genetic perturbations to gain insight into biological systems and facilitate medical discoveries.

--CombinatoRx Singapore extended an agreement with the Liverpool School of Tropical Medicine and other associated consortium parties to continue assay development and screening activities to develop treatment regimens against filariasis, otherwise known as African river blindness.

245 First Street, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

--Received additional research funding to support our efforts to identify novel treatments for Duchenne muscular dystrophy.

Progress on 2008 Product Development Goals

--CRx-401
	o	A Phase 2 clinical trial of CRx-401 as an “add-on” to metformin therapy in Type-2 diabetes remains ongoing, and data from this trial is expected in the fourth quarter of 2008.

--CRx-197
	o	A Phase 1 study of CRx-197 in healthy volunteers was successfully completed. A
Phase 2a trial in plaque psoriasis is currently underway with a goal of completing enrollment by year-end 2008, and providing clinical data in the first quarter of
2009. A Phase 2a clinical trial with CRx-197 in atopic dermatitis will be initiated following the successful completion of the Phase 2a plaque psoriasis study.

--Preclinical Programs

o	CombinatoRx research efforts in the area of B-cell malignancies are expected to be presented at appropriate upcoming scientific conferences.

Third Quarter 2008 Financial Results (Unaudited):

As of September 30, 2008, CombinatoRx had cash, cash equivalents, restricted cash and short-term investments of $69.5 million compared to $81.2 million on June 30, 2008.

Total revenue was $3.5 million in the third quarter of 2008 compared to $3.0 million reported in the third quarter of 2007. Revenue this quarter is primarily attributed to our research and development collaborations, including disease foundation collaborations with Cystic Fibrosis Foundation Therapeutics, Duchenne muscular dystrophy foundations and the Liverpool School of Tropical Medicine.

Net loss for the quarter ended September 30, 2008 was $15.6 million or $0.45 per share as compared to $16.2 million or $0.56 per share in the third quarter of 2007. Stock-based compensation expense was approximately $1.6 million in the third quarter of 2008 as compared to $2.0 million in the third quarter of 2007.

Research and development expenses totaled $15.3 million in the third quarter of 2008 compared to $15.9 million in the third quarter of 2007.

General and administrative expenses were $3.8 million in the third quarter of 2008 compared to $4.1 million in the third quarter of 2007.

2008 Financial Guidance

The Company is revising 2008 revenue guidance and now plans to end 2008 with revenue between $13.0 and $15.0 million, rather than $15.0 to $20.0 million, as previously stated. This decrease is related to the timing of potential new collaborative revenue. In addition, as a result of the restructuring charge in the fourth quarter of 2008, the Company is revising its 2008 net loss and cash guidance and now plans to end 2008 with a net loss, excluding stock-based compensation and depreciation expense, in the range of $51.0 to $57.0 million, rather than $49.0 to $55.0 million, as previously stated, and cash, cash equivalents, restricted cash and short-term investments of between $56.0 and $62.0 million, rather than $58.0 and $64.0 million, as previously stated.

245 First Street, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

Conference Call Information:

Company management, including Alexis Borisy and Robert Forrester, Executive Vice President and Chief Financial Officer of CombinatoRx, will provide an update on the Company and discuss third quarter 2008 financial results via conference call at 8:30 a.m. EDT on Wednesday, November 5, 2008. To access the call, please dial 866-770-7051 (domestic) or 617-213-8064 (international) five minutes prior to the start time and provide the passcode 71292535. A replay of the call will be available from 10:30 a.m. EDT on November 5, 2008 until November 19, 2008. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 90462497. A live audio webcast of the call will also be available on the "Investors" section of the Company's website, www.combinatorx.com. An archived audio webcast will be available on the CombinatoRx website approximately two hours after the event and will be archived for 14 days.

About CombinatoRx:

CombinatoRx, Incorporated (CRXX) is pioneering the new field of synergistic combination pharmaceuticals and has a broad product portfolio in Phase 2 clinical development. Going beyond traditional combinations, CombinatoRx creates product candidates with novel mechanisms of action striking at the biological complexities of human disease. The lead programs in the CombinatoRx portfolio are advancing into later stage clinical trials. This portfolio is internally generated from the CombinatoRx proprietary drug discovery technology which provides a renewable and previously untapped source of novel drug candidates. The Company was founded in 2000 and is located in Cambridge, Massachusetts. To learn more about CombinatoRx, please visit www.combinatorx.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its product candidates, their clinical potential, its plans for clinical development of its product candidates, its financial condition, its partnering and business plans and its drug discovery technology. These forward-looking statements about future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties and assumptions, including risks related to the unproven nature of the CombinatoRx drug discovery technology, the Company's ability to initiate and successfully complete clinical trials of its product candidates, , potential difficulty and delays in obtaining regulatory approval for the sale and marketing of its product candidates, the Company's ability to obtain collaboration partners or additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of the CombinatoRx Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward-looking statements. CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2008 CombinatoRx, Incorporated. All rights reserved.

-end-

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

CombinatoRx, Incorporated
Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2008	2007	2008	2007

Revenue:
Collaborations	$2,987	$2,513	$8,873	$9,529
Government contracts and grants	494	489	1,349	2,394

Total revenue	3,481	3,002	10,222	11,923

Operating expenses:
Research and development	15,273	15,874	49,764	41,350
General and administrative	3,790	4,116	11,429	12,706

Total operating expenses	19,063	19,990	61,193	54,056

Loss from operations	(15,582)	(16,988)	(50,971)	(42,133)
Investment income	451	1,207	2,216	3,955
Interest expense	(383)	(375)	(1,127)	(928)
Other (expense) income	(49)	—	3	—

Loss before provision for income taxes	(15,563)	(16,156)	(49,879)	(39,106)

Provision for income taxes	—	—	(20)	(21)

Net loss	$(15,563)	$(16,156)	$(49,899)	$(39,127)

Net loss per share applicable to common
stockholders—basic and diluted	$(0.45)	$(0.56)	$(1.43)	$(1.36)

Weighted average number of common
shares used in net loss per share
calculation – basic and diluted	34,926,731	28,971,559	34,802,763	28,816,073

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

CombinatoRx, Incorporated
Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	As of	As of
	September 30,	December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$12,552	$ 11,585
Restricted cash	50	50
Short-term investments	52,882	96,999
Accounts receivable	279	397
Unbilled accounts receivable	664	746
Prepaid expenses and other current assets	1,570	2,526

Total current assets	67,997	112,303

Property and equipment, net	15,426	15,933
Restricted cash and other assets	4,118	4,007

Total assets	$87,541	$ 132,243

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,650	$ 1,964
Accrued expenses	5,538	4,751
Deferred revenue	5,349	5,431
Current portion of notes payable, net of discount	3,245	3,099
Current portion of lease incentive obligation	649	649

Total current liabilities	17,431	15,894

Convertible notes payable of subsidiary	18,956	13,404
Notes payable, net of current portion and discount	3,081	5,415
Deferred revenue, net of current portion	8,192	12,068
Deferred rent	2,133	2,190
Lease incentive obligation, net of current portion	4,758	5,245

Minority interest in subsidiary	2,885	2,792

Stockholders’ equity:
Preferred stock, $0.001 par value: 5,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value: 60,000 shares authorized; 35,094 and 34,822 shares issued
and outstanding at September 30, 2008 and December 31, 2007, respectively	35	35
Additional paid-in capital	266,245	261,187
Accumulated other comprehensive income	30	226
Accumulated deficit	(236,205)	(186,213)

Stockholders’ equity	30,105	75,235

Liabilities and stockholder’s equity	$87,541	$ 132,243

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com